UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2025 (February 13, 2025)

DIGITAL ALLY, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-33899	20-0064269
(State or other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6366 College Blvd., Overland Park, KS 66211

(Address of Principal Executive Offices) (Zip Code)

(913) 814-7774

(Registrant’s telephone number, including area code)

14001 Marshall Drive, Lenexa, KS 66215

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, $0.001 par value	DGLY	The Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 13, 2025, Digital Ally, Inc., a Nevada corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Aegis Capital Corp. (the “Underwriter”) for the sale and issuance of (i) 7,850,000 units (the “Units) at a public offering price per Unit of $0.15 with each Unit consisting of one share of common stock, par value $0.001 per share, of the Company (“Common Stock”), one Series A warrant (“Series A Warrant”) to purchase one share of Common Stock at an exercise price of $0.1875 per share and one Series B warrant to purchase one share of Common Stock at an exercise price of $0.30 (“Series B Warrant” and, together with Series A Warrant, the “Warrants”); and (ii) 92,150,000 pre-funded units (the “Pre-Funded Units”) at a public offering price of $0.149 per Pre-Funded Unit, with each Pre-Funded Unit consisting of one pre-funded warrant (the “Pre-Funded Warrants”) exercisable for one share of Common Stock at an exercise price of $0.001 per share, one Series A Warrant and one Series B Warrant. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

The Warrants will be exercisable only upon receipt of stockholder approval (the “Warrant Stockholder Approval”) to approve each of (i) certain terms in the Warrants and the issuance of the shares of Common Stock issuable upon the exercise of such Warrants, as may be required by the applicable rules and regulations of The Nasdaq Stock Market LLC and (ii) if necessary, a proposal to amend the Company’s Articles of Incorporation, as amended, to increase the authorized share capital of the Company to an amount sufficient to cover the shares of Common Stock issuable upon the exercise of the Warrants. The Series A Warrants will be exercisable commencing upon the date of public notice of the Warrant Stockholder Approval (the “Warrant Stockholder Approval Date”) until five years after the Warrant Stockholder Approval Date, and the Series B Warrants will be exercisable commencing upon the Warrant Stockholder Approval Date until two and one-half years after the Warrant Stockholder Approval Date.

The offering closed on February 14, 2025. The net proceeds to the Company from the offering were approximately $13.48 million, after deducting underwriter’s fees and the payment of other offering expenses associated with the offering payable by the Company. The Company intends to use the net proceeds from the offering for working capital and other general corporate purposes, to pay amounts owed under a short-term merchant advance and to pay in full the aggregate face value of senior secured promissory notes that were previously issued as part of a private placement that the Company entered into with certain institutional investors on November 6, 2024.

The Company granted the Underwriter an option to purchase additional shares of common stock and/or Warrants of (i) up to 15.0% of the number of shares of Common Stock sold in the offering, (ii) up to 15.0% of the number of Series A Warrants sold in the offering and (iii) up to 15.0% of the number of Series B Warrants sold in the offering. The Underwriter may exercise this option in whole or in part at any time within forty-five calendar days after the date of the final prospectus relating to the offering. The Underwriter may exercise the over-allotment option with respect to shares of Common Stock only, Warrants only, or any combination thereof. The purchase price to be paid per additional share of Common Stock will be equal to the public offering price of one Unit (less $0.00001 allocated to each Warrant), as applicable, less the underwriting discount, and the purchase price to be paid per over-allotment Warrant will be $0.00001. On February 14, 2025, the Underwriter exercised its over-allotment option with respect to 15,000,000 Series A Warrants and 15,000,000 Series B Warrants.

Aegis Capital Corp. served as the sole book-running manager in the offering, pursuant to the terms of the Underwriting Agreement, and received seven percent (7%) of the aggregate purchase price paid by investors in the offering, a one percent (1%) non-accountable expense and reimbursement of the legal fees of its counsel.

The Units and Pre-Funded Units were offered by the Company pursuant to an effective registration statement on Form S-1, as amended (File No. 333-284448), which was originally filed with the Securities and Exchange Commission (“the SEC”) on January 24, 2025, and declared effective by the SEC on February 12, 2025. The final prospectus relating to the offering was filed with the SEC on February 13, 2025.

The foregoing summary of the terms of the Pre-Funded Warrant, Series A Warrant, Series B Warrant and the Underwriting Agreement are subject to and qualified in their entirety by reference to the full text of such agreements, copies of which are filed as Exhibits 4.1, 4.2, 4.3 and 10.1 respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 8.01. Other Events.

On February 14, 2025, Digital Ally, Inc. the Company issued a press release (the “Press Release”) announcing the closing of the offering. A copy of the Press Release is attached as Exhibit 99.1 to this Report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
4.1	Form of Pre-Funded Warrant
4.2	Form of Series A Warrant
4.3	Form of Series B Warrant
10.1	Form of Underwriting Agreement by and between Digital Ally, Inc. and Aegis Capital Corp.
99.1	Press Release issued by the Company on February 14, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 18, 2025

Digital Ally, Inc.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Title:	Chief Executive Officer

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